SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (date of earliest event reported):
                                 March 22, 2004

                          AMERICAN HOMESTAR CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                      TEXAS
                 (State or Other Jurisdiction of Incorporation)

        000-24210                                        76-0070846
 (Commission File Number)                   (IRS Employer Identification Number)


                      2450 SOUTH SHORE BOULEVARD, SUITE 300
                            LEAGUE CITY, TEXAS 77573
              (Address of Principal Executive Offices and Zip Code)

                                 (281) 334-9700
              (Registrant's Telephone Number, Including Area Code)


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ITEM  5.  OTHER  EVENTS.

On March 22, 2004, American Homestar Corporation (the "Company") and 21st Mortgage Corporation, a Delaware corporation and formerly known as 21st Century Mortgage Corporation ("21st Mortgage"), entered into a Dissolution Agreement of Homestar 21, LLC, a Delaware limited liability company ("Homestar 21").
Homestar 21 is a finance company, specializing in providing chattel and non-conforming land/home financing. The Company and 21st Mortgage are the only two members of Homestar 21, and each member owns 50% of Homestar 21.

Under the Dissolution Agreement, the president of Homestar 21 shall promptly file a notice of dissolution under the Delaware General Corporation Law (the "Act") and shall cease to carry on its business, except as permitted by the Act and necessary to complete the winding up of Homestar 21's business. Upon completion of the winding up, liquidation, and distribution of the assets of Homestar 21, Homestar 21 shall be deemed terminated, and the president of Homestar 21 shall file appropriate articles of dissolution with the Secretary of State of Delaware to evidence the dissolution of Homestar 21.

As a liquidating distribution, the Company and 21st Mortgage will each receive $3.245 million in cash consideration, which amount is slightly greater than the carrying value of the Company's investment in Homestar 21. The Company and 21st Mortgage will share equally in any and all unrecorded liabilities or assessments against Homestar 21 by governmental agencies from business operations conducted by Homestar 21 through March 22, 2004. 21st Mortgage will retain the ownership and servicing rights of all contracts, conventional loans, and construction loans of Homestar 21, and the Company shall not have any rights to servicing or collection fee income, origination fees, or compensation of any kind in regards to any loan originated prior to March 22, 2004. 21st Mortgage will also retain ownership of any repossessed homes, although the Company shall remain obligated to sell repossessed homes in the manner set forth in an Origination Fee Agreement between 21st Mortgage entered into in connection with the Dissolution Agreement.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     AMERICAN  HOMESTAR  CORPORATION


Date:  March  26,  2004             By:     /s/  Craig  A.  Reynolds
                                       -----------------------------------------
                                       Craig  A.  Reynolds
                                       Executive Vice President, Chief Financial
                                       Officer  and  Secretary


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